Exhibit 10.1

DATED ____7 December__, 2005

(1) GLORY TEAM INDUSTRIAL LIMITED

- and -

(2) STARMETRO GROUP LIMITED

TECHNOLOGY LICENCE & MATERIALS PURCHASE AGREEMENT

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

PART I – LICENCE TO USE TECHNOLOGY AND TRADEMARKS		5

2.	GRANT OF LICENCE	5

3.	TECHNICAL DOCUMENTATION AND MARKETING DOCUMENTATION	6

4.	TECHNICAL ASSISTANCE	6

5.	IMPROVEMENTS IN TECHNOLOGY	8

CW942030.1

PART II – MANUFACTURING		8

6.	EXCLUSIVITY – THE MANUFACTURING LICENCE	8

7.	FIRST RIGHT OF REFUSAL TO MANUFACTURE IN THE NEW MANUFACTURING TERRITORY	9

PART III – RESTRICTIONS ON THE USE OF TECHNOLOGY AND TRADEMARKS		9

8.	TECHNOLOGY	9

9.	TRADEMARKS	9

PART IV – ADDICTIVES, EQUIPMENT AND EXCESS STOCKS OF PRODUCTS		10

10.	ADDICTIVES	10

11.	EQUIPMENT	13

12.	PURCHASE TERMS FOR THE ADDICTIVES AND THE EQUIPMENT	15

13.	EXCESS STOCKS OF PRODUCTS	16

PART V - MISCELLANEOUS		16

14.	REPRESENTATIONS AND WARRANTIES	16

15.	EXCLUSION OF CONSEQUENTIAL AND INDIRECT LOSSES AND INTELLECTUAL PROPERTY INDEMNITY	18

16.	TERM AND TERMINATION	19

17.	CONSEQUENCES OF TERMINATION EXPIRATION	20

18.	CONFIDENTIALITY	21

19.	FORCE MAJEURE	22

20.	ASSIGNMENT	22

21.	ENTIRE AGREEMENT	22

22.	WAIVER	22

23.	VARIATIONS	23

24.	SEVERABILITY	23

25.	COUNTERPARTS	23

26.	NOTICES	23

27.	RELATIONSHIP	24

28.	GOVERNING LAW AND JURISDICTION	24

EXECUTION PAGE		25

SCHEDULE A – ADDICTIVES		26

SCHEDULE B – EQUIPMENT		27

SCHEDULE C – PRODUCT SPECIFICATIONS		28

SCHEDULE D – REGISTERED INTELLECTUAL PROPERTY RIGHTS AS OF THE DATE OF THIS AGREEMENT		29

SCHEDULE E TRADEMARKS		30

SCHEDULE F – PURCHASE ORDER CONDITIONS		31

THIS AGREEMENT is made on 7th of December 2005

BETWEEN

(1)

GLORY TEAM INDUSTRIAL LIMITED, a company incorporated under the laws of Hong Kong (company number: 725355) whose registered office is at 23rd Floor, Westin Centre, 26 Hung To Road, Kwun Tong, Hong Kong ("GTI"); and

(2)

STARMETRO GROUP LIMITED, a company incorporated under the laws of the British Virgin Islands whose registered office is at OMC Chambers, PO Box 3152, Road Town, Tortola, the British Virgin Islands ("SG").

WHEREAS:

(A)	GTI is the owner of certain technologies (including intellectual property rights therein) for the production and manufacture of the Products (as defined below) and other pulp-formed products.

(B)

GTI desires to: (i) grant to SG licences to use such technologies as well as its trademarks, and (ii) sell to SG certain materials (including the Addictives and the Equipment), for the manufacture and sale of the Products and other pulp-formed products upon the terms and conditions set out in this Agreement.

(C)	SG desires to use the Processed Fiber (as defined below) for the production and manufacture of the Products and sell the Processed Fiber to any third party.

(D)

The main purpose of the aforementioned licences granted by GTI under this Agreement is to enable SG to apply and master methods and processes for the production, manufacture, distribution, sales, and marketing of the Products and other pulp-formed products.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

"Addictives" means certain natural organic starch-based formula addictives known as EATplusTM (or any improved or upgraded version thereof) to be supplied by GTI, which is particularly described in Schedule A;

"Addictives Demand Forecast Notice" shall have the meaning pursuant to Clause 10.5;

"Addictives Know-how" means the know-how and technical secrets (including any secret chemical formulae of the Addictives) which are owned by GTI and which are necessary for the development and production of the Addictives;

"Addictives Maximum Price" has the meaning pursuant to Clause 10.3;

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for business in Hong Kong;

"Buyer" means (as the case may be) SG or SG Manufacturing Subsidiary;

"Confidential Information" has the meaning pursuant to Clause 18.1;

"Distribution Licence" has the meaning pursuant to Clause 2.1.2;

"Distribution Territory" means anywhere in the world;

"EPD" means the Environmental Protection Department of Hong Kong or any government department that may from time to time carry out similar functions of the EPD in Hong Kong;

"Equipment" means such equipment and machinery to be supplied by GTI necessary for use in the production and manufacturing of the Products, as set forth in Schedule B;

"Equipment Maximum Price" has the meaning pursuant to Clause 11.4;

"FDA" means the U.S. Food and Drug Administration or any government department that may from time to time carry out similar functions of the FDA;

"Fiber Processing Stage" means a manufacturing process stage in which natural pulp fibers and other natural raw plant materials are processed and converted into the Processed Fibers;

"Fiber Processing Stage Successful Launch" has the meaning pursuant to Clause 11.3;

"Group" means, in relation to each Party, its subsidiaries, its holding company and any subsidiary of such holding company from time to time and references to a "Group Member" shall be construed accordingly;

"GTI Improvements" has the meaning pursuant to Clause 5.1;

"HK$" or "HK Dollars" means the lawful currency of Hong Kong;

"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;

"Improvement Licence" has the meaning pursuant to Clause 2.1.3;

"Incidental Manufacturing Licence" has the meaning pursuant to Clause 7.1;

"Initial Term" has the meaning pursuant to Clause 16.1;

"Intellectual Property Rights" includes any design rights (whether or not registered), utility models, patents (whether or not registered), copyright (including but not limited to rights in computer software), semi-conductor topography rights, rights in undisclosed or confidential information (such as know-how, trade secrets and inventions) (whether patentable or not), and all other intellectual property or similar proprietary rights of whatever nature (whether registered or not and including applications to register or rights to apply for registration) which may now or in the future subsist in any jurisdiction worldwide but excluding trade marks, trade names, business names and service marks (whether registered or unregistered);

"Manufacturing Licence" has the meaning pursuant to Clause 2.1.1;

"Manufacturing Territory" means Malaysia;

"Marketing Documentation" means, in relation to the Products, marketing literatures, research reports and sales forecast (together with any updates thereof) in writing, on computer disks, or in other forms which are in the possession, custody or control of GTI and/or any GTI's Group Member and which would assist SG in the marketing, distribution and sale of the Products;

"Materials" mean, unless the context otherwise requires, the Addictives and/or the Equipment;

"New Manufacturing Territory" means any place in the world other than the Manufacturing Territory;

"Non-Group Third Party" has the meaning pursuant to Clause 7.1;

"Offer" has the meaning pursuant to Clause 7.1;

"Parties" means GTI and SG collectively and "Party" means either GTI or SG individually;

"Processed Fiber" means the natural cellulose and/or hemi-cellulose lignin compounds which are derived from natural pulp fiber and other natural raw plant materials;

"Products" means biodegradable and decomposable pulp tableware products whose specifications (including but not limited to their physical and chemical characteristics) are particularly described in Schedule C, including any improved or upgraded versions of the Products that are developed by or for GTI from time to time;

"Purchase Order Conditions" means the Buyer's standard terms and conditions of purchase of the Materials as set forth in Schedule F or in a form substantially similar thereto;

"Put Option" has the meaning pursuant to Clause 13.1;

"SG Improvements" has the meaning pursuant to Clause 5.3;

"SG Manufacturing Subsidiary" means any subsidiary of SG which is or to be incorporated or established in any place within the Manufacturing Territory;

"Subsequent Term" has the meaning pursuant to Clause 16.1;

"Technical Assistance" has the meaning pursuant to Clause 4.1;

"Technical Documentation" means all the technical and scientific data, drawings, designs, process flowcharts and algorithms, material lists, production and manufacturing instructions, manuals, know-how, quality control specifications, technical and other specifications in writing, on computer disks, or in other forms which are in the possession, custody or control of GTI and/or any GTI's Group Member and which are necessary for: (a) production and manufacturing of the Products from natural pulp fiber and other natural raw plant materials, and (b) procurement of necessary materials, tooling and equipment (including but not limited to the Equipment) by SG. For the avoidance of doubt, Technical Documentation shall not include Addictives Know-how;

"Technology" means:

(a)	the Technical Documentation;

(b)

all improvements, additional know-how, experience and development in the item (a) above generated by GTI and relating to the Products and their production and manufacturing processes (including but not limited to GTI Improvements) from time to time during the term of this Agreement; and

(d)

all Intellectual Property Rights in items (a) and (b) above, including but not limited to such registered Intellectual Property Rights as at the date of this Agreement which are set forth in Schedule D, but excluding Addictives Know-how;

"Term" has the meaning pursuant to Clause 16.1;

"Trademarks" means all trade marks, logos and service marks (whether registered or unregistered) of GTI which may now or in the future subsist in any jurisdiction worldwide, including but not limited to those set out in Schedule E;

"TM-Manufacturing Licence" has the meaning pursuant to Clause 2.1.4; and

"TM-Distribution Licence" has the meaning pursuant to Clause 2.1.5.

1.2	In this Agreement (unless the context otherwise requires):

1.2.1	words importing the singular shall include the plural and vice versa;

1.2.2	words importing any one gender shall include either other gender;

1.2.3	construction of this Agreement shall ignore the headings, contents list and frontsheet (all of which are for reference only);

1.2.4	reference to the Parties includes their respective successors, permitted assigns and personal representatives;

1.2.5	any term or expression which is defined in, or given a particular meaning by, the provisions of INCOTERMS 2000 Edition shall have the same meaning in this Agreement;

1.2.6	references to a numbered Clause or, Schedule are references to the clauses and schedule of or to this Agreement so numbered and Schedules shall be deemed to form part of this Agreement; and

1.2.7	any reference to any legislative provision shall be deemed to include any subsequent re-enactment or amending provision.

PART I - LICENCE TO USE TECHNOLOGY AND TRADEMARKS

2.	GRANT OF LICENCE

2.1

Subject to the terms and conditions hereof and in consideration of covenants and undertakings given by SG, GTI hereby grants to SG for the period of the Term pursuant to Clause 16 and (where applicable) any additional period pursuant to Clause 17:

2.1.1

a royalty-free licence to use the Technology to produce and manufacture in the Manufacturing Territory on a sole and exclusive basis the Products and other pulp-formed products (the "Manufacturing Licence");

2.1.2

a royalty-free licence to promote, market, distribute and sell in the Distribution Territory on a non-exclusive basis the Products and other pulp-formed products produced and/or manufactured under the Manufacturing Licence (the "Distribution Licence");

2.1.3	a royalty-free non-exclusive licence to make improvements to, and further commercially exploit, the Technology for the purpose of the Manufacturing Licence (the "Improvement Licence");

2.1.4	a royalty-free non-exclusive licence to use the Trademarks in connection with the exercise of SG's rights under the Manufacturing Licence (the "TM-Manufacturing Licence"); and

2.1.5

a royalty-free non-exclusive licence to use the Trademarks and the Marketing Documentation in connection with the exercise of SG's rights under the Distribution Licence (the "TM-Distribution Licence").

2.2

SG may at any time grant a sub-licence under the Manufacturing Licence, the Distribution Licence, the Improvement Licence and the TM-Manufacturing Licence to any SG Manufacturing Subsidiary provided that:

2.2.1

SG shall ensure that there are included in the terms of such sub-licence the like obligations and undertakings on the part of SG Manufacturing Subsidiary as are contained in this Agreement and shall further ensure that SG Manufacturing Subsidiary duly observes and performs the same; and

2.2.2	such sub-licence shall terminate upon SG Manufacturing Subsidiary ceasing to be a Group Member of SG.

2.3	SG may at any time grant sub-licences under the Distribution Licence and the TM-Distribution Licence to:

2.3.1	the Group Members of SG (including but not limited to SG Manufacturing Subsidiary); and

2.3.2	subject to prior written consent of GTI (which shall not be unreasonably withheld or delayed), any third parties (excluding the Group Members of SG),

provided that SG shall ensure that there are included in the terms of any such sub-licence the like obligations and undertakings on the part of the sub-licensee as are contained in this Agreement and shall further ensure that all sub-licensees duly observe and perform the same. In the case of Clause 2.3.2, GTI's failure to respond to SG's request for GTI's consent within 5 Business Days after receipt shall be deemed GTI's consent to the grant of sub-licences by SG to the third party.

3.	TECHNICAL DOCUMENTATION AND MARKETING DOCUMENTATION

3.1

GTI shall at its own cost deliver to SG a complete, correct, current version of the Technical Documentation within 60 days after the date of this Agreement. The Technical Documentation shall be in the English and Chinese language.

3.2

Upon request by SG, GTI shall at its own cost make available to SG the Marketing Documentation within a reasonable time period but in any event no later than 30 days after the date of the aforesaid request.

3.3	GTI shall provide to SG without any charge regular updates of the Technical Documentation and the Marketing Documentation.

3.4

SG may make a reasonable number of copies of the Technical Documentation and the Marketing Documentation necessary for the production, manufacture, distribution, sales, promotion and marketing of the Products under the Manufacturing Licence, the Distribution Licence, the Improvement Licence, the TM-Manufacturing Licence and the TM-Distribution Licence.

3.5

SG shall keep the Technical Documentation and the Marketing Documentation (save for such marketing documentation which is meant to be disclosed to prospective customers of the Products as part of the ordinary marketing and promotional activities) secret and confidential in accordance with Clause 18.

4.	TECHNICAL ASSISTANCE

4.1

GTI shall, during the Term of this Agreement and subject to the provisions under Clause 4.4, provide SG and the SG Manufacturing Subsidiary with on-site and off-site technical assistance, support, consultancy and training (altogether, the "Technical Assistance") necessary:

4.1.1	to transfer to them GTI's experience and expertise in the field of manufacturing the Products from natural pulp fiber and other natural raw plant materials;

4.1.2	to enable them to use and master the Technology for the production and manufacture of the Processed Fiber and the Products;

4.1.3	for the set up of their production and manufacturing plant in the Manufacturing Territory;

4.1.4

for the procurement by them of necessary materials, tooling and equipment (including, without limitation, for the purpose of identifying and selecting proper and appropriate equipment to be used for the production and manufacturing of the Processed Fiber in the Fiber Processing Stage); and

4.1.5	for the training of their personnel in connection with the foregoing matters specified in Clauses 4.1.1 to 4.1.4 above,

as SG may request from time to time.

4.2	Without limiting the general nature of Clause 4.1 above, such Technical Assistance shall include assistance to SG and the SG Manufacturing Subsidiary to cause their Products to:

4.2.1	achieve highest quality standards generally observed in the industry for similar products;

4.2.2	meet and comply with:

4.2.2.1	EPD's relevant HS standards regarding the degradability and food safety of containers and bags;
4.2.2.2	FDA's relevant standards (including but not limited to US FDA 21 CFR 176.170 and 176.3800); and

4.2.2.3	statutory health, safety and environmental requirements in other places in the Distribution Territory.
4.3

GTI shall make qualified personnel available to provide the Technical Assistance for SG’s and the SG Manufacturing Subsidiary's personnel in accordance with the provisions of this Clause 4. Details for the training (as part of the Technical Assistance) (including but not limited to, time and duration of the training, nature of the training, the number of SG’s and SG Manufacturing Subsidiary's personnel, the number and nomination of trainers, and job descriptions) shall be negotiated between the Parties separately provided that the charge and reimbursement terms set by GTI for the training for any period after the date of the Initial Successful Production shall be not less favourable to SG than those set by GTI at or about the same time to other GTI's licensees, if applicable.

4.4	For the Technical Assistance rendered hereunder,

4.4.1

GTI shall provide the Technical Assistance at its own cost during the period commencing from the date of this Agreement and through the date the first production plant (to be set up by SG and/or the SG Manufacturing Subsidiary) has successfully started to produce in its full operational capacity the Products in the Manufacturing Territory (the "Initial Successful Production").

4.4.2

If SG requires further Technical Assistance from GTI at any time after the date of the Initial Successful Production, both Parties shall negotiate in good faith on the specific terms and conditions of such further Technical Assistance, provided that the charge and reimbursement terms set by GTI shall not be less favourable to SG than those set by GTI at or about the same time to other GTI's licensees, if applicable.

5.	IMPROVEMENTS IN THE TECHNOLOGY

5.1

GTI reserves the right to improve any part of the Technology and/or the physical/chemical characteristics of the Products (altogether, the "GTI Improvements") at any time. If there is any such GTI Improvements during the Term of this Agreement,

5.1.1

such GTI Improvements, the Technical Documentation relating to the GTI Improvements and all Intellectual Property Rights therein shall be deemed as part of the Technology which shall be automatically licensed to SG on the same terms and conditions under Clause 2 above; and

5.1.2	GTI shall so notify SG of such GTI Improvements in writing and at its own cost deliver the Technical Documentation relating to the GTI Improvements as soon as reasonably practicable.

5.2	Notwithstanding other provisions contained in this Agreement, SG may elect to apply or not to apply any of the GTI Improvements for its production and manufacture of the Products.

5.3

The Intellectual Property Rights in any improvements made by SG to the Technology under the Improved Licence (the "SG Improvements") shall belong to SG. SG shall grant to GTI a perpetual, worldwide, nonexclusive, royalty-free licence of any SG Improvements made during the Term of this Agreement.

PART II - MANUFACTURING

6.	EXCLUSIVITY - THE MANUFACTURING LICENCE

6.1

During the Term of this Agreement, and subject to an earlier termination thereof, GTI shall not (directly or indirectly) grant at any time any licence or right to use the Technology or any part thereof to any other person (save for SG and SG Manufacturing Subsidiary) for the production and manufacture of any of the Products and other pulp-formed products in the Manufacturing Territory without prior written consent of SG.

6.2

During the Term of this Agreement, and subject to an earlier termination thereof, GTI shall not by itself or through any third party (other than SG and SG Manufacturing Subsidiary), directly or indirectly, at any time produce or manufacture in any other way any of the Products and other pulp-formed products in the Manufacturing Territory without prior written consent of SG.

6.3

Subject to Clause 7 below, SG shall not, and shall procure each of SG's Group Members not to, (directly or indirectly) manufacture the Products and other pulp-formed products in any place other than the Manufacturing Territory and (in the case of any Incidental Manufacturing Licence having been granted to SG or any SG Group Member) the New Manufacturing Territory permitted under the Incidental Manufacturing Licence, without prior written consent of GTI.

7.	FIRST RIGHT OF REFUSAL TO MANUFACTURE IN THE NEW MANUFACTURING TERRITORY

7.1

If GTI wishes to grant at any time during the Term of this Agreement to any third party which at the time is not a Group Member of GTI (the "Non-Group Third Party") a licence or right to produce or manufacture the Products, any pulp-formed products or any other similar products in any part of the New Manufacturing Territory (collectively, the "Incidental Manufacturing Licence"), GTI shall first offer to grant the Incidental Manufacturing Licence to SG by written notice to SG stating the terms and conditions of the proposed grant (whether or not such terms and conditions are such GTI receives from any Non-Group Third Party for seeking an Incidental Manufacturing Licence). The aforementioned written notice (together with the offered terms and conditions contained therein) shall be referred to as the Offer.

7.2	SG may either accept or decline such Offer within 30 days of receipt of the Offer.

7.3

If SG declines such Offer, GTI may then offer the same or less favourable terms and conditions to any Non-Group Third Party. If the Non-Group Third Party accepts such terms and conditions, SG shall no longer have any rights related to the proposed deal. GTI shall not grant the Incidental Manufacturing Licence to any such Non-Group Third Party upon terms and conditions more favourable than the terms and conditions contained in the Offer made to SG.

7.4

If SG accepts such Offer within the prescribed period stated in Clause 7.2, GTI shall grant to SG or (as required by SG) SG's Group Member the Incidental Manufacturing Licence in accordance with the terms and conditions of the accepted Offer.

PART III - RESTRICTIONS ON THE USE OF TECHNOLOGY AND TRADEMARKS

8.	TECHNOLOGY

8.1	SG undertakes not to use any of the Technology for any purpose other than as set out in Clause 2 or as expressly authorized in this Agreement.

8.2	SG shall keep the Technology secret and confidential in accordance with Clause 18.

9.	TRADEMARKS

9.1	During the Term, SG shall, at its own discretion, affix or apply:

(I)	the Trademarks; or

(II)	the combination of the Trademarks and its Group's trademarks,

to: (a) the Products and other pulp-formed products manufactured by itself or SG Manufacturing Subsidiary, and/or (b) marketing materials of SG's Group in relation to the Products and other pulp-formed products. Subject to the foregoing sentence, the Products shall clearly indicate that the Trademarks are registered trademarks of Licensor and that the use of the Trademarks is pursuant to a licence. SG shall submit three samples of each packaging, literature, promotion, and advertisement containing any version of the Trademarks to GTI for review and approval before the release of such materials to the public. GTI’s approval shall not be unreasonably withheld or delayed, but GTI may disapprove the use of any Trademarks if it reasonably determines in good faith that the Products are not at least comparable in quality to GTI’s product specifications or standards. GTI’s failure to respond to SG’s submissions within 5 Business Days after receipt shall be deemed approval of the packaging, literature, promotion, or advertisement (as the case may be).

9.2	SG undertakes not to:

9.2.1	use any of the Trademarks for any purpose other than as set out in Clause 2 or as expressly authorized in this Agreement;

9.2.2	subject to Clause 9.1 above, apply any of the Trademarks to any products other than the Products and the pulp-formed products;

9.2.3	without the prior written consent of GTI, register, apply to register or acquire the registration of any trade mark, domain name or company name consisting of or containing the Trade Marks; or

9.2.4	conduct its business in a manner that would bring the reputation or good name of GTI into disrepute when using any of the Trade Marks.
9.3

SG shall comply with all established industry standards and all laws and regulations having application to the advertisement of the Products bearing the Trade Marks. SG’s use of the Trademarks shall be in accordance with applicable policies on advertising and trademark usage as reasonably established and amended by GTI from time to time. GTI shall notify SG in writing of any amendment to its aforementioned policies at least 3 months prior to any such amendment becoming effective.

PART IV - ADDICTIVES, EQUIPMENT AND EXCESS STOCKS OF PRODUCTS

10.	ADDICTIVES

10.1

It is understood that in addition to the Processed Fiber, the Addictives are also one of the key ingredients to be used in the production and manufacturing of the Products (but are not used in the Fiber Processing Stage).

10.2

SG and SG Manufacturing Subsidiary may place purchase orders for the purchase of the Addictives from GTI in accordance with Clause 12 for use in the production and manufacturing of the Products and other pulp-formed products. SG and/or SG Manufacturing Subsidiary shall also have the right to distribute to any third party any of the Addictives supplied by GTI provided that: (a) such third party is located in the Manufacturing Territory, (b) such third party uses such Addictives for the production and manufacturing of the Products and other pulp-formed products in the Manufacturing Territory, and (c) such third party has committed to purchase, or have in its possession or control, any of the Equipment for the production and manufacturing of the Products and other pulp-formed products in the Manufacturing Territory.

10.3	GTI agrees that its FOB (China) sale price of the Addictives:

10.3.1	shall not exceed HK$ 6,000 per ton (the "Addictives Maximum Price") for the time being and for a period of 36 months following the date of this Agreement;

10.3.2

shall in any event at any time during the Term be no less favourable to any of SG and SG Manufacturing Subsidiary than those offered at or about the same time to any other third party purchaser of comparable quantities of the Addictives from GTI; and

10.3.3	shall, subject to Clauses 10.3.1 and 10.3.2, vary in accordance with any inflation/deflation and/or currency fluctuation based price adjustment from time to time.

For the avoidance of doubt, the Addictives Maximum Price shall not be adjusted by GTI at any time without prior written consent of SG.

10.4

Unless otherwise agreed in writing, GTI shall be entitled to invoice SG or (as the case may be) SG Manufacturing Subsidiary for the price of Addictives together with any transport, packaging and insurance charges payable pursuant to the relevant accepted purchase orders on or at any time after delivery is completely effected. SG or (as the case may be) SG Manufacturing Subsidiary shall make payment of any amount invoiced by GTI in full within 60 days after delivery is completely effected.

10.5

Each of SG and (as the case may be) SG Manufacturing Subsidiary shall give the GTI not less than 2 months’ advance notice in writing of its estimated quantity of the Addictives which it may order for each month (the "Addictives Demand Forecast Notice"). GTI shall maintain and set aside a stock of the Addictives of such quantity which exceeds the total estimated quantity specified in the Addictives Demand Forecast Notice(s) so that all orders placed by SG and (as the case may be) SG Manufacturing Subsidiary can be supplied by GTI without undue delay. GTI shall supply reports as to its stock levels of the Addictives as SG may from to time request. Nothing in this Agreement shall oblige any of SG and (as the case may be) SG Manufacturing Subsidiary to purchase the Addictives of such quantity specified in the Addictives Demand Forecast Notice.

10.6	Notwithstanding other provisions contained in this Agreement, if:

10.6.1

(a) GTI rejects any purchase order from SG or (as the case may be) SG Manufacturing Subsidiary more than 3 times in any 12 month period during the Term of this Agreement, and (b) in each of such rejection cases, the total quantity of the Addictives ordered by SG and SG Manufacturing Subsidiary (including such quantity ordered by any of them but rejected by GTI) would not exceed the estimated quantity specified in the Addictives Demand Forecast Notice for the relevant month;

or

10.6.2

(a) GTI fails to deliver to SG or (as the case may be) SG Manufacturing Subsidiary more than 80% of the agreed quantity of the Addictives on the agreed delivery date, and (b) such failure has occurred more than 5 times in any 12 month period during the Term of this Agreement, the aforementioned rejection or (as the case may be) failure by GTI shall be deemed a serious and persistent breach by GTI of its obligations under this Agreement and, without prejudice to any remedial rights that SG may have under this Agreement, GTI shall upon: (i) written demand of SG and (ii) its receipt of an amount of HK$1,000,000 (representing the one-off licence fee for the Addictives Know-how Licence):

(a)

grant to SG and/or (as SG directs) SG Manufacturing Subsidiary a royalty-free perpetual and irrevocable non-exclusive licence to use the Addictives Know-how (including the Intellectual Property Rights therein) to produce and manufacture the Addictives in the Manufacturing Territory so that SG and/or SG Manufacturing Subsidiary will be able to generate sufficient stocks of Addictives for their production and manufacture of the Products and other pulp-formed products to meet the market demands (the "Addictives Know-how Licence"); and

(b)	disclose to SG and/or (as SG directs) SG Manufacturing Subsidiary the Addictives Know-how and its technical documentation on a confidential basis in connection with the Addictives Know-how Licence.

10.7	GTI shall ensure that:

10.7.1

the Addictives ordered are delivered in appropriate leakage-free containers to the place (as specified in the accepted purchase order) no later than 1 week (or any such longer period as instructed in the relevant purchase order) after the date of acceptance (or deemed acceptance) of the purchase order; and

10.7.2	the Addictives ordered have shelf-life of no shorter than 6 months upon delivery.

10.8

During the Term of this Agreement, GTI shall not, directly or indirectly, sell or supply in any other way any of the Addictives to any person (other than SG and SG Manufacturing Subsidiary), knowing or with reasonable cause to suspect that such person may supply or deliver the Addictives for, use the Addictives in, the production and manufacturing of the Products or any pulp-formed products in the Manufacturing Territory.

10.9	If:

10.9.1	GTI intends to discontinue the entire production and supply of Addictives, or

10.9.2	any of the events specified in Clauses 16.5.1 - 16.5.3 happens for GTI as being the Defaulting Party,

GTI shall:

(i)	in the case of Clause 10.9.1 being applicable, notify SG in writing of such intention at least 1 year prior to such discontinuance; and

(ii)

upon its receipt of an amount equal to 20% of the average total sales revenue of the Products by SG of the preceding three fiscal years or (in the case of SG operating in business for less than three fiscal years at the time) of all preceding fiscal years (representing the license consideration for the Addictives Know-how) and to the extent permitted by applicable law,

(a)

as legal and beneficial owner grant a worldwide, perpetual, irrevocable, royalty free, non-exclusive license to SG and/or (as SG directs) SG Manufacturing Subsidiary of all of GTI’s then existing rights and interests in the Addictives Know-how (including all the Intellectual Property Rights therein); and

(b)	disclose to SG and/or (as SG directs) SG Manufacturing Subsidiary the Addictives Know-how and its technical documentation on a confidential basis in connection with the aforementioned license.

This Clause 10.9 shall survive the termination or expiration of this Agreement.

11.	EQUIPMENT

11.1	It is understood that the Equipment may be used in the production and manufacturing of the Products (but is not used in the Fiber Processing Stage).

11.2

SG and SG Manufacturing Subsidiary may place purchase orders for the purchase of the Equipment from GTI in accordance with Clause 12 for use in the production and manufacturing of the Products and other pulp-formed products. SG and/or SG Manufacturing Subsidiary shall also have the right to distribute to any third party any of the Equipment supplied by GTI, provided that: (a) such third party is located in the Manufacturing Territory, and (b) such third party uses such Equipment for the production and manufacturing of the Products and other pulp-formed products in the Manufacturing Territory. SG and/or SG Manufacturing Subsidiary may not distribute to any third party any of the Equipment supplied by GTI without prior written consent of GTI if any such third party is located in any place outside the Manufacturing Territory.

11.3

SG agrees that it and SG Manufacturing Subsidiary will use their reasonable endeavours to place purchase orders for the purchase of at least 160 units of automatic pulp forming machine (model no. FP-501) (shown as item 1 in Schedule B) in total from GTI within the first 3 years after the date of the Fiber Processing Stage Successful Launch. For the avoidance of doubt, the date of the Fiber Processing Stage Successful Launch means the earliest date on which:

11.3.1

the first production plant (to be set up by SG and/or SG Manufacturing Subsidiary) has successfully attained a level of production of 25 tons or more of the Processed Fiber per day in its Fiber Processing Stage in the Manufacturing Territory; and

11.3.2	such Processed Fiber produced by the aforementioned production plant are of a quality comparable to or exceeding:

(a)	the quality standards stated in the Technical Documentation, or

(b)	in the absence of such quality standards in the Technical Documentation, the quality standards of the processed fiber acceptable to GTI in its current production of EATwareTM products.

11.4

GTI agrees that its FOB (China) sale price of each unit of the Equipment for the period starting on the date of this Agreement and ending on the expiry of the first 3 years after the date of the Fiber Processing Stage Successful Launch shall not exceed the maximum price as set forth in Schedule B (the "Equipment Maximum Price") and shall in any event at any time during the Term be no less favourable to any of SG and SG Manufacturing Subsidiary than those offered at or about the same time to any other third party purchaser of comparable quantities of the Equipment from GTI. Such Equipment Maximum Price shall not be adjusted by GTI at any time without prior written consent of SG.

11.5

The Parties agree that, in respect of each unit of the Equipment, SG and (as the case may be) SG Manufacturing Subsidiary shall pay the total price of each unit of the Equipment (the "Equipment Unit Price") in 3 instalments in accordance with the following schedule:

Instalment Payment No:	% of the Equipment Unit Price	Payment date
1	30%	payable upon acceptance (or deemed acceptance) by GTI of the relevant purchase order
2	50%

payable upon the date on which the Equipment has been successfully installed by GTI and has passed all the acceptance tests required by SG and/or SG Manufacturing Subsidiary (the "Successful Installation Date")

3	20%	payable upon the expiry of 6 months after the Successful Installation Date.

All payments made by SG hereunder shall be by wire transfer made to a bank account to be designated in writing by GTI within 3 Business Days of each of the relevant dates set forth above, and any delayed payment shall be subject to a late charge of 5% of the amount due and interest accruing at the rate of 12 percent per annum until the delinquent amount is actually received by GTI.

11.6	GTI shall ensure that:

11.6.1

the Equipment ordered is delivered to the place (as specified in the accepted purchase order) no later than 90 days (or any such longer period as instructed by the relevant purchase order) after the date of acceptance (or deemed acceptance) of the purchase order; and

11.6.2	each Equipment ordered and delivered is in a good, sound and operable condition and conforms to its specifications.

11.7	GTI shall at its own cost provide installation services in respect of each Equipment ordered and delivered.

11.8

During the Term of this Agreement, GTI shall not, directly or indirectly, sell or supply in any other way any of the Equipment to any person (other than SG and SG Manufacturing Subsidiary), knowing or with reasonable cause to suspect that such person may supply or deliver the Equipment for, use the Equipment in, the production and manufacturing of the Products or any pulp-formed products in the Manufacturing Territory.

12.	PURCHASE TERMS FOR THE ADDICTIVES AND THE EQUIPMENT

12.1	All purchase orders for the Materials shall be placed by the Buyer in writing at any time after the date of this Agreement.

12.2	GTI shall upon receipt of a purchase order placed by the Buyer and assuming the purchase order is generally in good and proper form and order:

12.2.1

in the case of: (a) the Materials being the Addictives and (b) the total quantity of the Addictives ordered by the Buyer (including the quantity ordered by the Buyer but not yet accepted by GTI) not exceeding the total estimated quantity of the Addictives specified in the Addictives Demand Forecast Notice for the relevant month, accept the Buyer's purchase order;

12.2.2

in the case of: (a) the Materials being the Addictives and (b) the total quantity of the Addictives ordered by the Buyer (including the quantity ordered by the Buyer but not yet accepted by GTI) exceeding the total estimated quantity of the Addictives specified in the Addictives Demand Forecast Notice for the relevant month, use all its best commercial endeavours (having regard to orders from its other licensees and customers) to accept the Buyer's purchase order, or propose any reasonable alternative terms to the purchase order; and

12.2.3

in the case of the Materials being the Equipment, use all its best commercial endeavours (having regard to orders from its other licensees and customers) to accept the Buyer's purchase order, or propose any reasonable alternative terms to the purchase order, but, in each case, no binding contract for the purchase of the Materials by the Buyer shall exist unless and until that purchase order, as amended if applicable, is accepted, or deemed to have been accepted, by GTI.

12.3

Subject to Clauses 10.6 and 12.2, GTI shall, within 5 Business Days (or such longer period as agreed by the Buyer and GTI in writing) from the date of the Buyer's purchase order (the "Purchase Offer Period"), notify the Buyer in writing of accepting, rejecting or modifying the purchase order. If GTI so fails to notify the Buyer within the Purchase Offer Period, GTI shall be deemed to have accepted the purchase order. Where any proposal or modification made by GTI pursuant to Clause 12.2.2 or 12.2.3 or the foregoing sentence is not accepted by the Buyer within 5 Business Days following the date such proposal or modification is made, the respective purchase order shall be deemed to have been rejected by GTI.

12.4

Each accepted purchase order for the Materials shall constitute a separate contract and each of such contracts for the purchase of the Materials by the Buyer shall be made on and subject to the provisions of this Agreement and to the Purchase Order Conditions for the Materials, and if there is any conflict between the Purchase Order Conditions and the provisions of this Agreement, this Agreement shall prevail and any terms or conditions which conflict with these provisions which GTI seeks to include in any such contract shall have no effect.

12.5

Subject to Clauses 10 and 11, GTI shall also offer the Materials and other materials and services to Buyer at prices, rates and on other terms and conditions no less favourable to the Buyer than those offered by GTI at or about the same time to any other buyer of comparable quantities of the Materials and other materials and services from GTI.

13.	EXCESS STOCKS OF PRODUCTS

13.1	At any time during the Term of this Agreement, SG shall have the right to require GTI to purchase excess stocks of Products kept by SG's Group (the "Excess Products") provided that:

13.1.1	such Excess Products are manufactured by SG and/or SG Manufacturing Subsidiary;

13.1.2	such Excess Products are of good merchantable quality and not defective in any way due to spoilage or passage of time; and

13.1.3	the quality of such Excess Products is comparable to that of those Products already sold by SG's Group to the market at or around the same time SG exercises the Put Option.

The aforementioned right of SG under this Clause 13.1 shall be referred to as the Put Option.

13.2	The exercise of the Put Option shall be by way of SG serving a written notice on GTI requiring it to purchase the Excess Products and such notice shall state:

13.2.1	the quantity of the Excess Products; and

13.2.2	the total price of the Excess Products.

13.3

The unit price of the Excess Products (on an Ex Works basis) shall be calculated on the basis of SG's and/or SG Manufacturing Subsidiary's own production costs (which shall include the costs of materials and labour) for producing and manufacturing the Excess Products.

13.4

The Parties acknowledge and agree that the service of the notice under Clause 13.2 shall cause to come into operation a legally binding contract for the sale and purchase of Excess Products between SG and GTI. The Parties shall use all their reasonable commercial efforts to complete the sale and purchase of the Excess Products (including but not limited to, the payment of price and delivery of the Excess Products) as soon as reasonably practicable and, in any event, no later than 2 months (or any such longer period agreed by the Parties in writing) after the date of the notice under Clause 13.2.

PART V - MISCELLANEOUS

14.	REPRESENTATIONS AND WARRANTIES

14.1	Each Party represents, warrants and undertakes to the other Party that:

14.1.1	it has full power and authority to enter into, and perform its obligations under, this Agreement and that this Agreement is executed by a duly authorised representative of such Party;

14.1.2

all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are and continue to be in full force and effect and all conditions of any such consents have been and continue to be complied with;

14.1.3

such execution and performance do not and will not violate or conflict with any law applicable to it, any provision of its constitutional documents, or any contractual restriction binding on or affecting it or any of its assets; and

14.1.4	all information supplied by or on behalf of itself to the other Party under or in connection with this Agreement is accurate, true and not misleading.

14.2	GTI represents, warrants and undertakes to SG that:

14.2.1

it is and continues to be the sole unencumbered legal and beneficial owner of the Technology, the Addictives Know-how and the Trade Marks and it has, and continues to have, the full power and authority to license the same to SG in accordance with the provisions of this Agreement;

14.2.2

the use of the Technology, the Trade Marks, the Marketing Documentation, the Addictives and the Equipment by SG and its sub-licensees as permitted under this Agreement does not and would not, to the best knowledge and information of GTI, infringe any third party's intellectual property or other proprietary rights;

14.2.3	the Technology is compliant with all laws and regulations applicable in the Manufacturing Territory;

14.2.4

the Technical Documentation delivered to SG under Clause 3.1 is complete, accurate and current, and the contents of which are technically sufficient for, and comprehensible to, any reasonably-qualified process engineer in the manufacturing field to start up the production and manufacture process for the Products;

14.2.5	the final Products which are to be manufactured through the accurate use of the Technology conform to (or are better than) the specifications set forth in Schedule C and, in particular:

14.2.5.1	are of merchantable quality and fit for human consumption;

14.2.5.2	are biodegradable and decomposable and the substances resulting from their decomposition are generally not harmful to human health or the environment as a whole; and

14.2.5.3	meet the statutory health, safety and environmental requirements in the Distribution Territory;

14.2.6	the Technical Assistance and other services (including but not limited to installation services for the Equipment) to be provided by GTI will comply with SG's reasonable requirements, conform to the standards generally observed in the industry for similar services, and will be provided in a sound manner, free from defects and with reasonable skill and care;

14.2.7

the title to the Equipment and Addictives will be passed to SG or (as the case may be) SG Manufacturing Subsidiary at the agreed delivery dates free from any third party's liens or other encumbrances; and

14.2.8

without prejudice to other provisions contained in this Agreement, the Equipment and Addictives delivered by GTI under this Agreement at the agreed delivery dates will conform to their respective specifications and SG's reasonable requirements and, either expressly or by implication, be of merchantable quality and fit for SG's intended purposes.

15.	EXCLUSION OF CONSEQUENTIAL AND INDIRECT LOSSES AND INTELLECTUAL PROPERTY INDEMNITY

15.1

In no event shall either Party be liable to the other for indirect or consequential loss or damage or loss of profits, business, revenue, goodwill or anticipated savings of an indirect nature or loss or damage incurred by the other Party in contract, tort or otherwise, arising out of or in connection with this Agreement or any contract for the sale and purchase of the Materials, even if the other Party has been advised in advance of the possibility of such losses, costs or damages.

15.2

GTI shall indemnify and keep indemnified SG and those of its sub-licensees which are Group Members of SG (altogether, the "Suffering Entities"), for an aggregate amount not exceeding HK$10,000,000 throughout the Term of this Agreement, against all losses, claims, damages and expenses (including all reasonable legal fees) in relation to any infringement or alleged infringement of any of:

15.2.1	the Intellectual Property Rights in the Technology (or any part thereof), the Addictives (which are supplied by GTI) and/or the Equipment (which is supplied by GTI); and

15.2.2	the Trade Marks,

suffered by the Suffering Entities as a result of: (I) their proper use or possession of the Technology or any part thereof in accordance with this Agreement, and/or (II) their proper use of any Trade Mark and the Marketing Documentation in accordance with this Agreement, provided that:

(a)	SG notifies GTI in writing of any infringement or allegation of infringement as soon as reasonably practicable;

(b)	SG allows GTI to conduct all negotiations and proceedings and gives GTI all reasonable assistance, each at the GTI's cost; and

(c)	SG makes no admission relating to the infringement or alleged infringement.

15.3	GTI shall conduct the litigation diligently in such a way as not to bring the reputation or good name of SG's Group into disrepute.

15.4	GTI shall not be entitled to settle or compromise any claims against the Suffering Entities without SG's prior written consent (not to be unreasonably withheld).

16.	TERM AND TERMINATION

16.1	The Term of this Agreement shall commence on the date of this Agreement and, subject to earlier termination provisions contained in this Agreement, shall:

16.1.1	thereafter continue in force for 10 years (the "Initial Term"); and

16.1.2

be automatically renewed for successive additional terms of 10 years (each of which, the "Subsequent Term") on the same terms and conditions herein at the expiry of the Initial Term or (as the case may be) at the expiry of each Subsequent Term unless either Party gives, at least 2 years prior to the expiry of the Initial Term or (as the case may be) any of the Subsequent Terms, written notice of its intent not to renew the Term at the expiry of the then current Initial Term or (as the case may be) Subsequent Term (the "Non-Renewal Notice").

16.2

If either Party gives the Non-Renewal Notice in accordance with Clause 16.1.2, this Agreement shall be deemed to expire at the end of the then current Initial Term or (as the case may be) Subsequent Term.

16.3	SG may terminate this Agreement forthwith by giving notice in writing to GTI if:

16.3.1	the Fiber Processing Stage Successful Launch does not take place within 36 months (or any such longer period as agreed by the Parties in writing) after the date of this Agreement; or

16.3.2

GTI shall commit any serious or persistent breach of any of its obligations hereunder and (in the case of a breach capable of being remedied) shall have failed, within 90 days after the receipt of a written request from SG so to do, to remedy the breach (such request to contain a warning of SG's intention to terminate).

16.4

GTI may terminate this Agreement forthwith by giving notice in writing to SG if SG shall commit any serious or persistent breach of any of its obligations hereunder and (in the case of a breach capable of being remedied) shall have failed, within 90 days after the receipt of a written request from GTI so to do, to remedy the breach (such request to contain a warning of GTI's intention to terminate.

16.5	Either Party may terminate this Agreement forthwith by giving notice in writing to the other Party (the "Defaulting Party") if the Defaulting Party shall:

16.5.1

pass a resolution for its winding up (otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction) or a court of competent jurisdiction shall make an order to that effect and the resolution or the order remains in effect for a continuous period of 28 days; or

16.5.2

have a receiver or administrative receiver appointed of it or over the whole or any substantial part of its undertaking or assets and the appointment remains in effect for a continuous period of 28 days; or

16.5.3	cease to carry on its business.

17.	CONSEQUENCES OF TERMINATION/EXPIRATION

17.1

Termination and/or expiration in accordance with Clause 16 shall not prejudice or affect any right of action or remedy which shall have accrued or shall thereafter accrue to either Party and all provisions which are to survive this Agreement or impliedly do so shall remain in force and in effect.

17.2	In the event that this Agreement expires in accordance with Clauses 16.1.2 and 16.2:

17.2.1

the TM-Manufacturing Licence and the TM-Distribution Licence (together with the sub-licences already granted by SG under the foregoing licences in Clause 2) shall be terminated on the effective date of expiration of this Agreement; and

17.2.2

the Manufacturing Licence, the Distribution Licence and the Improvement Licence (together with the sub-licences already granted by SG under the foregoing licences in Clause 2) shall be terminated on the effective date of expiration of this Agreement.

17.3	In the event that this Agreement is terminated in accordance with Clause 16.3.1 and 16.4 and on the effective date of such termination:

17.3.1

the Manufacturing Licence, the Distribution Licence, the Improvement Licence, the TM-Manufacturing Licence and the TM-Distribution Licence (together with the sub-licences already granted by SG under the foregoing licences in Clause 2) shall be terminated; and

17.3.2

SG shall at its options return to GTI, or destroy, all Technical Documentation (including copies thereof) held by it and SG Manufacturing Subsidiary and subsequently certify to GTI in writing such return or destruction.

17.4	In the event that this Agreement is terminated in accordance with Clause 16.3.2 or Clause 16.5 (for reason of GTI being the Defaulting Party):

17.4.1

the TM-Manufacturing Licence and the TM-Distribution Licence (together with the sub-licences already granted by SG under the foregoing licences in Clause 2) shall be terminated on the effective date of such termination; and

17.4.2

the Manufacturing Licence, the Distribution Licence and the Improvement Licence (together with the sub-licences already granted by SG under the foregoing licences in Clause 2) shall remain in full force and effect on and from the effective date of such termination.

17.5	In the event that this Agreement is terminated in accordance with Clause 16.5 (for reason of SG being the Defaulting Party):

17.5.1

the Manufacturing Licence, the Distribution Licence, the Improvement Licence, the TM-Manufacturing Licence and the TM-Distribution Licence (together with the sub-licences already granted by SG under the foregoing licences in Clause 2) shall be terminated; and

17.5.2

SG shall at its options return to GTI, or destroy, all Technical Documentation (including copies thereof) held by it and SG Manufacturing Subsidiary and subsequently certify to GTI in writing such return or destruction.

17.6	This Clause 17 shall survive the expiration or termination (howsoever caused) of this Agreement.

18.	CONFIDENTIALITY

18.1	For the purpose of this Clause 18, Confidential Information means any trade or business secrets or similar confidential information:

18.1.1	revealed or supplied to a Party (the "Receiving Party") by another Party (the "Disclosing Party"); and/or

18.1.2	obtained by the Receiving Party from the Disclosing Party,

in connection with this Agreement (or any discussions prior to execution of this Agreement) including all information (in whatever form) relating to the Disclosing Party’s business, technology and clients. For the avoidance of doubt, the Confidential Information includes but is not limited to the Technology, the Marketing Documentation (save for such marketing documentation which is meant to be disclosed to prospective customers of the Products), the SG Improvements and (where applicable) the Addictives Know-how.

18.2	The Receiving Party shall at all times:

18.2.1	keep the Confidential Information secret and confidential;

18.2.2	not use any Confidential Information for a purpose other than the performance of its obligations under this Agreement; and

18.2.3	not disclose any Confidential Information to a person except with the prior written consent of the Disclosing Party or in accordance with Clause 18.3.

18.3

The Receiving Party may disclose Confidential Information to any of its directors, other officers, employees, professional advisors, agents or sub-contractors (if any) on a "need-to-know" basis and to the extent that disclosure is necessary for the purposes of this Agreement. The Receiving Party shall procure that each of such directors, other officers, employees, professional advisors, agents or sub-contractors is made aware of and complies with the Receiving Party's obligations of confidentiality under this Agreement as if he were a party to this Agreement.

18.4	Clauses 18.1 to 18.3 do not apply to Confidential Information which:

18.4.1	was in the public domain at the time of the Disclosing Party's communication thereof to the Receiving Party;

18.4.2	entered the public domain through no fault of the Receiving Party subsequent to the time of the Disclosing Party's communication thereof to the Receiving Party;

18.4.3	was in the Receiving Party’s possession free of any obligation of confidence at the time of the Disclosing Party's communication thereof to the Receiving Party;

18.4.4	was rightfully communicated by third party to the Receiving Party free of any obligation of confidence subsequent to the time of the Disclosing Party's communication thereof to the Receiving Party;

18.4.5

was developed by employees or agents of the Receiving Party independently of and without reference to any Confidential Information or other information that the Disclosing Party has disclosed in confidence to the Receiving Party; or

18.4.6	can be shown by the Receiving Party to the Disclosing Party's reasonable satisfaction to have been known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party.

18.5

Nothing contained in this Clause 18 shall apply to prevent the Receiving Party from disclosing any Confidential Information which is required to be disclosed by court order, regulatory order issued by any competent authority or other statutory obligation.

18.6	The provision set out in this Clause 18 comes into force for the Term and for a period of 3 years following the effective expiration or termination (howsoever caused) of this Agreement.

19.	FORCE MAJEURE

Neither Party shall be liable for any delay in performing any of its obligations under this Agreement if such delay is caused by circumstances beyond the reasonable control of the Party so delaying and such Party shall be entitled (subject to giving the other Party full particulars of the circumstances in question and to using its best endeavours to resume full performance without avoidable delay) to a reasonable extension of time for the performance of such obligations.

20.	ASSIGNMENT

Neither Party may assign or transfer the benefit of this Agreement or any interest hereunder except: (a) with the prior written consent of the other Party (and such consent not to be unreasonably withheld or delayed), or (b) as expressly permitted under other provisions of this Agreement.

21.	ENTIRE AGREEMENT

This Agreement, together with the documents referred to in it, constitutes the entire agreement and understanding between the Parties in respect of the matters dealt with in them and supersedes any previous agreement between the Parties relating to such matters.

22.	WAIVER

22.1	No waiver of any term, provision, obligation or condition of this Agreement shall be effective except to the extent made in writing and signed by an authorised representative of the waiving Party.

22.2

No failure or delay by any Party to exercise any right or remedy will operate as a waiver of it nor will any partial exercise preclude any further exercise of the same, or of some other right or remedy. All such rights and remedies are several and cumulative and not exclusive of each other.

23.	VARIATIONS

Except as expressly provided in this Agreement, no variation of this Agreement or any of the documents in the agreed form shall be valid unless it is in writing and signed by or on behalf of the Parties.

24.	SEVERABILITY

In the event that any of these terms, conditions or provisions shall be determined by any competent authority to be invalid, unlawful or unenforceable to any extent, such term, condition or provision shall to that extent be severed from the remaining terms, conditions and provisions which shall continue to be valid to the fullest extent permitted by law.

25.	COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when executed by one or more of the Parties shall constitute an original but all of which shall constitute one and the same instrument.

26.	NOTICES

26.1

Without affecting service by any other method permitted by law, notices shall be given in writing or by facsimile or telex. A notice shall be sent to the address or to the facsimile number set out below or to such other address, or facsimile number as may be notified from time to time for the purpose of giving notice.

(a)	The notice information for GTI is:

Address:	23rd Floor, Westin Centre

26 Hung To Road

Kwun Tong, Hong Kong

Fax Number:	(852) 2295 1919

Marked for the attention of:	Jonathan So Wing Lok

(b)	The notice information for SG is:

Address:	Unit 4205-4207A, Metroplaza Tower II

223 Hing Fong Road, Kwai Chung

Hong Kong

Fax Number:	(852) 2366 8365

Marked for the attention of:	Ricky Chiu Tong

26.2	A notice shall be deemed to have been served:

26.2.1	in writing, when delivered;

26.2.2	if by facsimile, when transmission is completed;

provided that where delivery or transmission occurs after normal business hours, or on a day not being a Business Day, in the place of receipt, service shall be deemed to occur on the next following Business Day in that place.

26.3

Service by facsimile may be proved by showing receipt of automatic confirmation of transmission or answerback to the correct number; provided that a notice shall not be properly served if it is not legible upon receipt in all material respects, and the communication shall be deemed to have been so legible if a request for re-transmission is not made before the end of the next Business Day following the transmission.

27.	RELATIONSHIP

Nothing in this Agreement shall create, or be deemed to create, a partnership or joint venture, or the relationship of principal and agent or employer and employee between the Parties.

28.	GOVERNING LAW AND JURISDICTION

28.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

28.2

The Parties submit to the non-exclusive jurisdiction of the Hong Kong courts for the determination of any question or dispute arising in connection with this Agreement or any contract for the sale and purchase of the Materials.

IN WITNESS whereof this Agreement has been executed on the day and year first above written.

EXECUTION PAGE

GTI

SIGNED for and on behalf of	)
Glory Team Industrial Limited	)
by	)
)

/s/ signed

SG

SIGNED for and on behalf of	)
Starmetro Group Limited	)
by	)
)

/s/ signed

SCHEDULE A - ADDICTIVES

The Addictives are proprietary additives known as EATplusTM.

The Addictives are made of starch and other all-natural materials. The Addictives (i.e. EATplusTM) are 100% natural organic formulated for use in the production of Products such as EATwareTM products.

The Products, resulting from the use of the Addictives and the Technology in the manufacturing process, can withstand oil and water, even at high temperature, yet remain highly biodegradable in accordance with Hong Kong's HS standards and USA's FDA 21 CFR 176.160.

SCHEDULE B - EQUIPMENT

	Equipment and Model No.	Maximum Equipment Price (FOB (China)) (HK$ per unit)
1.	Automatic pulp forming machine (Model No. FP-501)	210,000.00
2.	Complete set of side equipment, peripheral equipment (comprising trimming machine, embossing machines, UV sanitary tunnel) per 40 units of the automatic pulp forming machine (as specified in item 1 above)	1,085,000.00
3.	any other types of equipment as agreed by the Parties in writing from time to time	-

(Specifications of each of the above Equipment shall be made available to SG upon request)

SCHEDULE C - PRODUCT SPECIFICATIONS

The Products have physical and chemical characteristics which are identical to those of EATwareTM products (currently produced as at the date of this Agreement) and such characteristics comply with and meet:

(a)	EPD's testing guidelines (on the degradability and food safety of containers and bags) which include:

•	HS 1002	Overall Migration (Distilled water stimulant and ethanol stimulant)
•	HS 1003	Heavy Metals
•	HS 1004	Pesticide residues
•	HS 1005	Total Coliform bateria
•	HS 1006	Moulds and Yeasts
•	HS 2001	Biodegradability
•	HS 3001	Static Loading
•	HS 3002	Fold Resistance
•	HS 3003	Low Temperature Resistance
•	HS 3004	Heat (oil & water proof) Resistance
•	HS 3006	Acid resistance

AND

(b)	FDA's standards and regulations:

•	US FDA 21 CFR 176.170 (Components of paper and paperboard in contact with aqueous and fatty food)
•	US FDA 21 CFR 176.3800 (Preservatives for fiber)

SCHEDULE D - REGISTERED INTELLECTUAL PROPERTY RIGHTS AS OF THE DATE OF THIS AGREEMENT

1.	Patent Registration(s)/Application(s)

Description	Country	Patent Registration/Application Number
•Apparatus and a Method of Producing Pulp-Moulded Products (Compression Chamber Forming)	UK	Application no. 0415853.1
•Methods of Producing Pulp-Moulded Products, a Mould for Use in Such a Method and an Apparatus incorporating such a Mould	UK	Application no. 0408785.4
•Method to reduce water content during cold press	China	Application no. 200520040420.9
•Apparatus and a Method of Producing Pulp-Moulded Products (Compression Chamber Forming)	China	Application no. 200510084222.7

2.	Design Registration(s)/Application(s)

None

3.	Other Intellectual Property Right Registration(s)/Application(s)

None

SCHEDULE E - TRADEMARKS

1.	Trade Marks Registration(s)/Application(s)

Trade Mark	Country	Class(es)	Registration/Application Number

•EATWARETM	China	16, 21 and 35	4601212 & 4601214
	Hong Kong		300305225
	Canada		1255299
	Taiwan		094021273 & 094021274
	UK		2395326
	US		78609408
	Japan		04780
	Malaysia		Registration in progress
	Singapore		Registration in progress

•EATPLUSTM	China	16, 21 and 35	4601213
	Hong Kong		300305216
	Canada		1255302
	Taiwan		094021275
	UK		2397473
	US		78609410

2.	Unregistered Trade Marks

•Logos (whose representations are set out below)

SCHEDULE F - PURCHASE ORDER CONDITIONS

1.	Definitions

In these conditions:

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for business in Hong Kong;

"Conditions" means the standard terms and conditions of purchase set out in this document including any special terms and conditions agreed in writing between the Buyer and the Seller;

"Contract" means the contract created by the offer and acceptance referred to in Condition 2.5 below;

"GTI" means Glory Team Industrial Limited;

"Buyer" means Starmetro Group Limited or [name of SRL Manufacturing Subsidiary];

"Materials" means items, equipment or things supplied or agreed to be supplied by GTI to the Buyer under any contract between them;

"Order" means the Buyer's purchase order of which these Conditions form part; and

"Work" means work to be undertaken or services to be provided by GTI under any contract between GTI and the Buyer.

2.	Formation of Contract

2.1	Any terms or conditions which are expressly mentioned on the front of the Order as applying to the Order or are attached to the Order shall take precedence over these Conditions.

2.2	The Order is an offer by the Buyer to GTI to purchase the Materials at the price specified therein.

2.3	GTI shall make all its best commercial endeavours (having regard to orders from its other licensees and customers) to accept the Buyer's Order.

2.4

GTI shall, within 5 Business Days (or such longer period as agreed by the Buyer and GTI in writing) from the date of the Buyer's order (the "Purchase Offer Period"), notify the Buyer in writing of accepting or rejecting the Order. If GTI so fails to notify the Buyer within the Purchase Offer Period, GTI shall be deemed to have accepted the Order.

2.5

A Contract shall be formed when the Buyer's Order is accepted in writing (or deemed to have been accepted) by the GTI's authorised representatives within the Offer Period and the quantity and description of the Materials or (where applicable) the Work shall be as set out or referred to in the relevant Buyer’s Order.

2.6

The Buyer shall purchase and GTI shall sell the Materials and (where applicable) supply the Work in accordance with these Conditions and all Contracts are entered into only on the basis of these Conditions which GTI, in entering into a Contract, shall be deemed to have accepted and which shall govern a Contract to the exclusion of any other terms and conditions inserted by GTI.

3.	Delivery

3.1

Any Materials shall be delivered and any Work shall be performed by GTI at the time and place specified in the Contract and in accordance with any instructions specified in the Order, and in relation to GTI's performance of its obligation time shall be of the essence.

3.2

If, for any reason, the Buyer is unable to accept delivery of any Materials at the appointed time, GTI shall at the Buyer’s cost store those Materials, safeguard them and take all reasonable steps to prevent their deterioration until delivery can be arranged.

3.3

If any Materials are not delivered, or any Work is not performed, within the time specified in the Order, the Buyer may by notice in writing to GTI determine the Contract in respect of any undelivered Materials, of any other Materials which have been delivered but which cannot be effectively used by reason of the non-delivery of the undelivered Materials, and of any Work not yet performed. On such determination, the Buyer shall be entitled:

(a)	to return to GTI at GTI's risk and expense any delivered Materials which cannot be effectively used and to recover from GTI any money paid by the Buyer in respect of such Materials; and

(b)

to recover from GTI any additional expense reasonably incurred by the Buyer in obtaining other goods or procuring other work or services in replacement of the Materials or Work in respect of which the Contract has been determined.

4.	Quality

4.1	The Materials shall:

(a)	conform as to quantity, quality and description with the particulars and requirements stated in the Order or in any attachment to the Order;

(b)	be of sound materials and workmanship;

(c)	correspond in all respects with any relevant samples or patterns on the basis of which the Buyer placed the Order;

(d)	comply with any standard of performance specified in the Order;

(e)	if the purpose for which they are required is indicated in the Order, either expressly or by implication, be of merchantable quality and fit for that purpose; and

(f)	comply with any law in force when they are delivered.

4.2	The Work (if any) shall:

(a)	comply in all respects with any requirements contained in the Order;

(b)

be performed in a sound manner and so that any items constructed or installed in the course of the Work shall be free from defects, including (to the extent that GTI is responsible for design) defects in design; and

(c)	comply with any law in force when it is performed.

5.	Rejection

5.1

The Buyer may by notice in writing to GTI reject any Materials or the Work which do not comply with the Contract at any time within the 30 days immediately following delivery of the Materials. In any case where the non-compliance of the Materials or the Work is not apparent when the Materials are delivered or performance of the Work is completed, the Buyer may reject the Materials or the Work within 30 days of the same becoming apparent to the Buyer.

5.2

Within 7 days of receiving from the Buyer written notice of the rejection of any Materials, or within such other period as may be agreed, GTI shall remove the same at GTI's risk and expense. Within 7 days of receiving the said written notice, or within such other period as may be agreed, GTI shall replace the rejected Materials with Materials which are in all respects in accordance with the Contract.

5.3	The Buyer's right to reject Materials shall apply notwithstanding any provision contained in the Sale of Goods Ordinance (Cap. 26) (as may be amended, supplemented or replaced from time to time).

5.4	Upon receiving notice from the Buyer of rejection of any Work, GTI shall re-perform the rejected Work according to such timetable as the Buyer may reasonably stipulate.

5.5

Any money paid by the Buyer to GTI in respect of any rejected Materials not replaced, or in respect of any rejected Work not re-performed, by GTI within the time stipulated, together with any additional expenditure reasonably incurred by the Buyer as a consequence of the defects in such Materials or Work, shall be repaid or paid by GTI to the Buyer.

6.	Property and Risk

Property and risk in any Materials shall pass to the Buyer upon delivery in accordance with Condition 3.1 above, but without prejudice to any right of rejection on the part of the Buyer.

7.	Price and Payment

Payment of the price or prices stated in the Order shall be made by the Buyer within 60 days of receipt by the Buyer of an invoice issued by GTI.

8.	Intellectual Property

GTI warrants that the sale or provision by GTI of any Materials, the use of any Materials by the Buyer by GTI and the performance of any Work by GTI will not infringe any intellectual property rights of any third party, and GTI shall indemnify the Buyer against any cost or expense resulting from any such infringement.

9.	Indemnities and Set-off

9.1	GTI shall indemnify the Buyer against any cost or expense incurred by the Buyer in consequence of any defect in any Materials or any failure in GTI's performance of Work.

9.2

Any sum of money payable by GTI to the Buyer under the Contract or by reason of any breach thereof by GTI may be deducted by the Buyer from any sum due or which may become due to GTI hereunder or under any other contract.

10.	Assignment and Sub-contracting

GTI may not assign, sub-let or otherwise transfer the Contract or any part thereof without prior written consent of the Buyer.

11.	Guarantee

11.1	Without prejudice to Conditions 4 and 5 above, GTI shall guarantee the quality of the Materials for a period of 6 months from the time of delivery.

11.2

The Buyer shall notify GTI in writing of any defects in the Materials arising from defective design, materials, workmanship or any other cause discovered within the 6 month guarantee period and unless the Buyer rejects the Materials pursuant to Condition 5 GTI shall make good all such defects at its own expense as soon as reasonably possible.

11.3

If GTI fails to make good any defects notified in accordance with Condition 11.2 within a reasonable time the Buyer may rectify the defects by repair or replacement and GTI shall indemnify the Buyer against all expense reasonably incurred by the Buyer in so doing.

11.4	GTI shall be liable under this Condition 11 whether or not the Materials were manufactured by itself.

12.	Governing Law and Jurisdiction

12.1	The Contract shall be governed by and construed in accordance with the laws of Hong Kong.

12.2	The parties to the Contract agree to submit to the non-exclusive jurisdiction of the Hong Kong courts for the determination of any question or dispute arising in connection with the Contract.